CONFIRMING STATEMENT

This Statement confirms that the undersigned, Dan Maurer,

has authorized and designated Monifa Clayton, Tyler Cozzens, Laura Fennell, or

Christina Hall to execute and file on the undersigned's

behalf all Forms ID, 3, 4 and 5 (including any amendment thereto)

that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Intuit Inc.  The authority of Monifa Clayton, Tyler

Cozzens, Laura Fennell, or Christina Hall under this

Statement shall continue until the undersigned is no longer

required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.  The undersigned acknowledges that Monifa Clayton, Tyler Cozzens,

Laura Fennell, or Christina Hall are not assuming any

of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ DAN MAURER

Dan Maurer

Dated: December 2, 2008